Joint Filer Information

Name of Joint Filer:	Evelyn H. Lauder 2012 Marital Trust Two

Address of Joint Filer:	c/o Pillsbury Winthrop Shaw Pitman LLP
1540 Broadway
New York, NY 10036-4039

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	The Estée Lauder Companies Inc. [EL]
Date of Event Requiring
Statement (Month/Day/Year):	12/13/2012

Designated Filer:	Evelyn H. Lauder 2012 Marital Trust One

Signature:

EVELYN H. LAUDER 2012 MARITAL TRUST TWO
/s/ Joel S. Ehrenkranz, as a trustee of Evelyn H. Lauder 2012 Marital Trust Two
Joel S. Ehrenkranz, as a trustee of Evelyn H. Lauder 2012 Marital Trust Two

December 18, 2012
Date